Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXXX) pertaining to the Amended and Restated 1996 Equity Incentive Plan of TriPath Imaging, Inc. of our reports dated February 17, 2006, with respect to the consolidated financial statements of TriPath Imaging, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, TriPath Imaging, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of TriPath Imaging, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Raleigh, North Carolina
June 29, 2006